Exhibit 4.10

Equity Option Agreement

This Equity Option Agreement (this “Agreement”) is made on April 21, 2021 in Beijing, the People’s Republic of China (hereinafter referred to as the “PRC” or “China”, and for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) by and among the following parties (the “Parties”):

Party A: Beijing Co Wheels Technology Co., Ltd.

Address: Room 103, Building 1, No. 4 Yard, Hengxing Road, Gaoliying Town, Shunyi District, Beijing (Science and Technology Innovation Functional Zone)

Party B: the names are listed in Attachment 1 (collectively referred to as the "Founders").

Party C: Beijing CHJ Information Technology Co., Ltd. (“CHJ”)

Address: Room 101, Building 1, No. 4 Yard, Hengxing Road, Gaoliying Town, Shunyi District, Beijing (Science and Technology Innovation Functional Zone)

Whereas:

1.	The parties have entered into an Equity Option Agreement (hereinafter referred to as the "Original Equity Option Agreement") on January 15, 2021;

2.	Party A is a wholly foreign owned enterprise duly established and validly existing in PRC;

3.	Party C is a limited liability company established in PRC;

4.	Party B (collectively “Grantors”) are the shareholders of Party C, holding the percentage of equity interest in the Company as listed in the Attachment 1;

5.

Party A and Party B have entered into the Equity Pledge Agreement on April 21, 2021, under which Party B provides security for Party C’s performance of its obligations under the Exclusive Consultation and Service Agreement entered into with Party A. In order to ensure the performance of the pledge and in consideration of the technical support provided to Party C by Party A and the good cooperation relationship among the Parties, the Parties have agreed as follows. Meanwhile this Agreement shall completely terminate and replace the Original Equity Option Agreement.

1.	Grant of Option

1.1	Grant

The Parties hereto agree that, from the effective date of this Agreement, unless it has been disclosed to Party A and expressly permitted in writing by Party A in advance, Party A shall have the exclusive option to purchase at any time by Party A or any third party designated by Party A all of the equity interest in Party C held by the Grantors at the lowest price permitted by the laws and regulations of the People’s Republic of China at the time of the exercise of the option, subject to the satisfaction of the conditions agreed hereunder. Such option shall be granted to Party A as soon as this Agreement is signed by the Parties and becomes effective, and the option, once granted, may not be revoked or changed during the valid term of this Agreement (including any extended term based on Article 1.2 below).

1.2	Term

This Agreement is signed by the Parties and becomes effective on the date first set forth above. This Agreement shall be valid for a term of ten years, commencing from the effective date of this Agreement. Before the expiration of this Agreement, if Party A so requests, the Parties shall extend the term of this Agreement based on the request of Party

A and shall sign a separate equity option agreement or continue to perform this Agreement according to the request of Party A.

2.	Exercise of Option and Completion

2.1	Time of Exercise

2.1.1

The Grantors unanimously agree that, to the extent permitted by the laws and regulations of the People’s Republic of China, Party A may exercise all or part of the option hereunder at any time after the signature and effectiveness of this Agreement.

2.1.2

The Grantors unanimously agree that there shall not be any limitation on the number of times for the exercise of the option by Party A, unless it has acquired and holds all of the equity interest in Party C.

2.1.3

The Grantors unanimously agree that Party A may designate a third party as its representative to exercise the option provided that Party A shall notify the Grantors in writing at the time of the exercise of the option.

2.2	Disposal of Exercise Price

The Grantors unanimously agree that all of the exercise prices obtained by the Grantors as a result of the exercise of the option by Party A shall be donated to Party C without compensation or be transferred from the Grantors to Party C through other means as agreed by Party A in writing.

2.3	Assignment

The Grantors unanimously agree that Party A may assign all or part of the option hereunder to a third party without the prior consent of the Grantors. Such third party shall be deemed as a contracting party of this Agreement and shall exercise the option in accordance with the conditions hereunder and assume the rights and obligations of Party A hereunder.

2.4	Notice of Exercise

If Party A exercises the option, it shall notify the Grantors in writing ten working days before the Completion Date (as defined below). Such notice shall specify the following terms:

2.4.1	The date for the valid completion of the equity interest (hereinafter referred to as “Completion Date”) after the exercise of the option;

2.4.2	The name of the holder under whom the equity interest should be registered after the exercise of the option;

2.4.3	Quantity and percentage of the equity interest purchased from the Grantors respectively;

2.4.4	Price for the exercise of the option and its payment method; and

2.4.5	Power of attorney (if the option is exercised by a third party designated by Party A).

The Parties agree that Party A may at any time designate a third party to act in the name of such third party to exercise the option and register the equity interest.

2.5	Equity Transfer

Each time when Party A exercises the option, within ten working days from the receipt of the notice of exercise from Party A in accordance with Article 2.4 hereof:

(1)

the Grantors shall procure Party C to hold the meeting of the shareholders’ meeting on a timely basis, at which the resolutions of shareholders’ meeting approving the transfer of the equity interest from the Grantors to Party A and/or the third party designated by Party A and the Grantors waive the right of first refusal shall be adopted;

(2)

the Grantors shall sign a transfer agreement which is consistent with the material content of the Equity Transfer Agreement set out in Attachment 2 hereto with Party A (or if applicable, the third party designated by it);

(3)

the parties collectively listed as Party B shall execute all other necessary contracts, agreements or documents, obtain all necessary governmental approvals and consents and take all necessary actions to transfer valid ownership of the equity interest purchased to Party A and/or the third party designated by Party A without any security interest, cause Party A and/or the third party designated by Party A to become the registered owner of the equity interest purchased registered in the industrial and commercial register and deliver to Party A and/or the third party designated by Party A the latest business license, articles of association and certificate of approval (if applicable) and other relevant documents issued by or registered with the relevant Chinese authorities showing the change of the equity interest in Party C and the change of directors and legal representative etc.

3.	Representations and Warranties

3.1	The Grantors make the following representations and warranties separately and severally (except as otherwise agreed below):

3.1.1	They have complete rights and authorizations to sign and perform this Agreement;

3.1.2

The performance of this Agreement and the obligations hereunder does not violate the laws, regulations and other agreements which are binding on them and does not need to be approved or authorized by government departments;

3.1.3	There is no litigation, arbitration or other judicial or administrative proceeding which is pending or which may have a material effect on the performance of this Agreement;

3.1.4	All the circumstances which may have an adverse effect on the performance of this Agreement have been disclosed to Party A;

3.1.5	They are in stable and good financial status;

3.1.6

The equity interest in Party C held by them is without any pledge, security, liability or other third party encumbrances and is free from third party claim except for the interests set forth in the Equity Pledge Agreement and the Power of Attorney.

The Power of Attorney under this Agreement shall mean the power of attorney authorizing certain rights to Party A executed by each of the Party B on the date of this Agreement.

3.1.7

They will not create any pledge, liability and other third party encumbrances on the equity interest in Party C held by them and will not transfer, donate or otherwise dispose of the equity interest held by them to any person other than Party A or the third party designated by Party A;

3.1.8	The option granted to Party A shall be exclusive and the Grantors shall not otherwise grant any option or similar rights to any person other than Party A or the third party designated by Party A;

3.1.9

During the valid term of this Agreement, Founders shall guarantee the business operated by Party C shall comply with laws, regulations, rules and other administrative rules and guidelines promulgated by government authorities and there will not be any violation of any of the above provisions which causes material adverse effect on the business or assets operated by the company;

3.1.10

Founders shall guarantee that they shall maintain the existence of Party C based on good financial and commercial standards and practice. They shall operate its business and handle its affairs prudently and effectively and shall make their best endeavors to ensure the permits, licenses and approval replies etc. necessary for Party C’s operation on an ongoing basis and to ensure that such permits, licenses and approval replies will not be cancelled, revoked or declared invalid;

3.1.11	Founders shall guarantee that they shall provide Party A with all of the materials relating to the operation and finance of Party C at the request of Party A;

3.1.12

Founders and each party to Party B within the scope of authority shall guarantee Before Party A (or the third party designated by Party A) exercises the option and obtains all of the equity interest or interests in Party C, Party C may not engage in the following activities unless agreed by Party A (or the third party designated by Party A) in writing:

(a)

sell, transfer, mortgage or otherwise dispose of any assets, business or revenue, or permit to create any other security interest thereon (except for those arising out of the ordinary or daily course of business or having been disclosed to Party A and expressly agreed by Party A in writing in advance);

(b)

enter into any transaction which will have a material adverse effect on its assets, liabilities, operation, equity interest and other legal rights (except for those arising out of the ordinary or daily course of business or having been disclosed to Party A and expressly agreed by Party A in writing in advance);

(c)	distribute dividend to the shareholders in any form;

(d)

incur, succeed, guarantee or permit the existence of any liabilities, except for (i) liabilities incurred in the ordinary or daily course of business other than as a result of borrowing; (ii) liabilities which have been disclosed to Party A and expressly agreed by Party A in writing in advance;

(e)

enter into any material contract except for contracts entered into in the ordinary course of business (for the purpose of this paragraph, a contract will be deemed material if the contract value exceeds RMB 200,000 Yuan);

(f)	adopt any resolution of shareholders’ meeting with respect to the increase or decrease of the registered capital of Party C or otherwise change the structure of the registered capital;

(g)	supplement, change or amend the articles of association of Party C in any form;

(h)	merge with or enter into consortium with any person or acquire any person or invest in any person;

(i)

make or result in any acquisitions, sale of control right or assets, merger, consolidation, joint venture or partnership arrangements or incorporate any subsidiary or pass any resolution relating to reduction of registered capital, dissolution or liquidation;

(j)	effect a recapitalization, reclassification, split-off, spin-off or bankruptcy;

(k)	engage or enter into any transaction or agreement with any affiliates, shareholders or other related parties;

(l)

incur any indebtedness or assume any financial obligation or issue, assume, guarantee or create any liability in excess of US$250,000 in aggregate at any time unless such liability is incurred pursuant to the then current business plan;

(m)

appoint, terminate or determine the compensation of the chairman, chief executive office, president, chief operating officer, chief financial officer, chief technical officer or any senior manager (vice president-level or above);

(n)

approve or amend any quarterly and annual budget, business plan and operating plan (including any capital expenditure plan, operating plan and financing plan); such approval shall be required before Party B and any of its subsidiaries can continue operations at the beginning of each quarter;

(o)

make any expenditure or other purchase of tangible or intangible assets in excess of US$250,000 in aggregate over any twelve (12) months unless such expenditure is made pursuant to the then current business plan;

(p)

enter into any material agreement or contract with any party or group of related parties under which Party B or any of its subsidiaries’ aggregate commitments, guarantee or obligations to such party or group of related parties are unlimited or potentially exceed US$250,000 over any twelve (12) months or in the aggregate;

(q)	acquire through purchase or lease any automobile with a purchase value greater than US$250,000 or any real estate, whether or not accounted for as a capital expenditure;

(r)	approve, amend or administer any employee stock option plan; and

(s)	change materially the accounting methods or policies or appoint or change the auditors.

3.1.13

Before Party A (or the third party designated by Party A) exercises the option and obtains all of the equity interest in or assets of Party C, the parties of Party B shall not jointly or separately engage in the following activities unless expressly agreed by Party A (or the third party designated by Party A) in writing:

(a)

supplement, change or amend the constitutional documents of Party C in any form and such supplement, change or amendment will have a material adverse effect on the assets, liabilities, operation, equity interest and other legal rights of Party C (except for the increase of the registered capital on a pro-rata basis for the satisfaction of legal requirements), or may affect the effective performance of this Agreement and other agreements signed by Party A, Party B and Party

C;

(b)

cause Party C to enter into any transaction which will have a material and adverse effect on its assets, liabilities, operation, equity interest and other legal rights (except for those arising out of the ordinary or daily course of business or having been disclosed to Party A and expressly agreed by Party A in writing in advance);

(c)	cause the shareholders’ meeting of Party C to adopt any resolution on distribution of dividend;

(d)

sell, transfer, mortgage or otherwise dispose of the legal or beneficiary interests in any equity interest in Party C or permit the creation of any other security interest thereon at any time from the effective date of this Agreement, except the rights and interests set up according to the Equity Pledge Agreement, the Power of Attorney and this Agreement;

(e)

cause the shareholders’ meeting of Party C to approve the sale, transfer, mortgage or other disposal of the legal or beneficiary interests in any equity interest or to permit the creation of any other security interest thereon except the rights and interests set up according to the Equity Pledge Agreement, the Power of Attorney and this Agreement;

(f)

cause the shareholders’ meeting of Party C to approve Party C to merge or enter into consortium with any person or to acquire any person or to invest in any person or to restructure in any other form; and

(g)	winding up, liquidating or dissolving Party C voluntarily.

3.1.14

Before Party A (or the third party designated by Party A) exercises the option and obtains all of the equity interest in or the assets of Party C, the parties of Party B respective and non-joint undertake to:

(a)

promptly notify Party A in writing of any litigation, arbitration or administrative proceeding relating to the equity interest held by them or any circumstance which may have an adverse effect on such equity interest which has occurred or which may occur;

(b)

at the request of Party A from time to time, cause the shareholders’ meeting of Party C to deliberate and approve the transfer of the equity interest purchased as set out hereunder, cause Party C to amend its article of association to reflect the transfer of the equity interest from the parties of Party B to Party A and/or the third party designated by Party A and other matters of modification referred to hereunder and promptly apply for approval (if such approval is required by law) and completion of modification registration with Chinese authorities, and cause Party C to adopt a resolution of the shareholders’ meeting approving the appointment of the persons designated by Party A and/or the third party designated by Party A to be the new directors and new legal representative;

(c)

in order to maintain their legal and valid ownership of the equity interest, sign all necessary or proper documents, take all necessary or proper actions and raise all necessary and proper accusations or carry out necessary and proper defense against all claims;

(d)

at the request of Party A from time to time, unconditionally and promptly transfer the equity interest held by them to the third party designated by Party A at any time and waive their preemptive rights with respect to the above-mentioned equity transfer carried out by another current shareholder; and

(e)

strictly comply with this Agreement and the various provisions of the other contracts signed by the parties of Party B with Party A jointly and separately, fully perform the various obligations under such contracts and not to conduct any act/omission sufficient to affect the validity and enforceability of such contracts.

3.2	Undertakings

Party C undertake to Party A that Party C shall be responsible for all the expenses arising out of the equity transfer and shall complete all necessary formalities to make Party A and/or the third party designated by Party A become the shareholder of Party C. The formalities include but not limited to assisting Party A in obtaining necessary approvals with respect to the equity transfer from government departments, submitting such documents as equity transfer agreement and resolutions of shareholders’ meeting to relevant administration department for industry and commerce and amending the articles of association of the company, the register of shareholders and other constitutional documents of the company.

3.3

The Party C and parties of Party B hereby jointly and separately represent and warrant to Party A on the signature date of this Agreement and each Completion Date as follows (except as stipulated under below):

(1)

They have the right and ability to sign and deliver this Agreement and any equity transfer agreement to which they are parties and which are signed for each transfer of the equity interest purchased in accordance with this Agreement (each a “Transfer Agreement”) and to perform their obligations under this Agreement and any Transfer Agreement. This Agreement and each Transfer Agreement to which they are parties shall constitute their legal, valid and binding obligations and may be enforced against them in accordance with terms thereof upon signature;

(2)

Whether the signature and delivery of this Agreement or any Transfer Agreement or the performance of their obligations under this Agreement or the Transfer Agreement will not: (i) result in violation of any relevant laws and regulations of China; (ii) conflict with their articles of association or other constitutional documents; (iii) result in breach of any contract or instrument to which they are parties or which is binding on them or constitute a default under any contract or instrument to which they are parties or which is binding on them; (iv) result in violation of any condition for the grant and/or continuous validity of any license or approval issued to them; or (v) result in suspension or revocation of, or imposition of additional conditions on, any license or approval issued to them;

(3)

The parties of Party B have good and sellable ownership in all of the equity interest in Party C held by them. The parties of Party B have not created any security interest over the above-mentioned equity interest;

(4)

Party C and Founders undertake that Party C has no unpaid liabilities except for (i) liabilities incurred in the ordinary course of business and (i) liabilities which have been disclosed to Party A and expressly agreed by Party A in writing in advance;

(5)	Party C and Founders undertake that Party C has complied with all the laws and regulations applicable to equity and assets acquisitions;

(6)

Party C and Founders undertake that there is no current or pending litigation, arbitration or administrative proceeding in relation to the equity interest, the assets of Party C or Party C and no litigation, arbitration or administrative proceeding in relation to the equity interest, the assets of Party C or Party C is likely to occur.

4.	Tax

Taxes incurred by each Party during the performance of this Agreement shall be borne by the Party on its own.

5.	Breach

5.1

If Party B or Party C breaches this Agreement or any representations or warranties made by it in this Agreement, Party A may notify the default party in writing requiring it to cure the breach within ten days from the receipt of such notice, to take relevant measures to effectively prevent the occurrence of damages on a timely basis and to continue the performance of this Agreement. If damage occurs, the default party shall indemnify Party A so that Party A may obtain all rights and interests it should obtain in the event that the contract is performed.

5.2

If Party B or Party C fails to cure its breach within ten days from the receipt of the notice in accordance with Article 5.1 above, Party A may require the default party to compensate it for any expenses, liabilities or losses (including but not limited to the interest paid or lost as a result of the breach and attorney’s fees) sustained by it due to the default party. At the same time, Party A may implement the Equity Transfer Agreement attached hereto to transfer the equity interest held by Party B to Party A and/or the third party designated by Party A.

6.	Governing Law and Dispute Resolution

6.1	Governing Law

This Agreement shall be governed by the laws of the People’s Republic of China, including but not limited to the completion, performance, effectiveness and interpretation of this Agreement.

6.2	Friendly Consultations

If any dispute arises out of the interpretation or performance of this Agreement, the Parties shall settle such dispute through friendly consultations or third party mediation. If such dispute cannot be settled through the above-mentioned methods, such dispute shall be submitted to the arbitration institution within 30 days from the commencement date of the relevant discussions mentioned above.

6.3	Arbitration

Any dispute arising out of this Agreement shall be submitted to China International Economic and Trade Arbitration Commission (Beijing) for arbitration in accordance with its Arbitration Rules. The arbitration proceedings shall be conducted in Beijing. The arbitration award shall be final and binding on the Parties. Where appropriate, the arbitration tribunal or arbitrator may, in accordance with the dispute resolution provisions and / or applicable PRC laws, award compensation, compulsory relief (including but not limited to for the purpose of business operation or compulsory transfer of assets) or propose the liquidation of CHJ and its subsidiaries in respect of the equity, assets, property rights or land assets of CHJ and its subsidiaries. In addition, during the arbitration or under appropriate circumstances, at the request of either Party, the court with jurisdiction (including the PRC courts) has the right to grant interim injunctive or other interim relief to support the arbitration. In addition to the PRC courts, the courts of Hong Kong, the Cayman Islands and the courts of the place where the major assets of CHJ and / or its subsidiaries are located shall also be deemed to have jurisdiction for the above purposes. This provision shall survive the termination or rescission of this Agreement.

7.	Confidentiality

7.1

The Parties agree that any oral or written material relating to this Agreement, the contents of this Agreement and the exchange of materials between the Parties for the preparation or performance of this Agreement shall be deemed to be confidential (“Confidential

Information”). The Parties shall keep all such Confidential Information to be confidential. The Parties shall not disclose, give or transfer such Confidential Information to any third party (including the receiving Party being merged with, taken over or controlled directly or indirectly by, any third party) without the prior written consent of the Party providing the Confidential Information. Upon the termination of this Agreement, the Parties shall return any document, material or software containing Confidential Information to the original owner of the Confidential Information or the Party providing Confidential Information, or destroy the Confidential Information on its own with the consent of the original owner or providing Party (including the deletion of Confidential Information from any memory device) and shall not continue to use such Confidential Information. The Parties shall take necessary measures to disclose Confidential Information only to their shareholders, directors, staff, agents or professional advisors who need to know and shall procure that such shareholders, directors, staff, agents and professional advisors shall comply with the confidentiality obligations hereunder. The Parties, the shareholders, directors, staff, agents or professional advisors of the Parties shall sign specific confidentiality agreements for the compliance and implementation by the Parties.

7.2	The above restrictions shall not apply to:

7.2.1	materials that are generally available to the public at the time of disclosure;

7.2.2	materials that have become generally available to the public after the disclosure without the fault of any Party;

7.2.3	materials that Party A , Party B or Party C can prove to be in its possession before the disclosure and it is not obtained from the other Party directly or indirectly; and

7.2.4

Confidential Information which Party A , Party B or Party C is obliged to disclose to the governmental departments, stock exchange etc. based on the requirement of law or which Party A , Party B or Party C discloses to its direct legal counsel and financial advisors due to the need of its normal operations.

7.3	The Parties agree that this provision shall continue to be in force no matter if this Agreement is modified, rescinded or terminated.

a)	Miscellaneous

8.1	Entire Agreement

The Parties hereby acknowledge that this Agreement is the fair and reasonable agreement reached by the Parties on the basis of equality and mutual benefits. This Agreement shall constitute the entire agreement of the Parties relating to the subject matter hereof. If there is discrepancy between all previous discussions, negotiations and agreements and this Agreement, this Agreement shall prevail. This Agreement shall be amended by the Parties hereto in writing. The attachment hereto shall form part of this Agreement and have the same effect as this Agreement.

8.2	Notice

8.2.1

Any notice sent by the Parties hereto for the performance of the rights and obligations hereunder shall be made in writing and sent by personal delivery, registered post, pre-paid post, recognized courier service or facsimile to the following addresses of relevant party or parties:

Party A: Beijing Co Wheels Technology Co., Ltd.

Address: ****

Attn: ****

Party B:

Li Xiang

Address: ****

Attn: ****

Shen Yanan

Address: ****

Attn: ****

Li Tie

Address: ****

Attn: ****

Party C: Beijing CHJ Information Technology Co., Ltd.

Address: ****

Attn: ****

8.2.2	Notice and letter shall be deemed delivered in the following circumstances:

8.2.2.1

if sent by fax, it shall be deemed delivered on the date record shown on the fax, however, if the fax is sent after 5:00 of the day or on the date on which it is not a working day at the destination, the delivery date shall be the next working day from the date record indicated;

8.2.2.2	if sent by personal delivery (including courier service), it shall be deemed delivered on the date the receipt is signed;

8.2.2.3	if sent by registered post, it shall be deemed delivered on the fifteenth day after the date shown on the receipt of the registered post.

8.2.3	Binding Effect

This Agreement shall be binding on the Parties.

8.3	Amendment and Supplement to Agreement

Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement to this Agreement which have been duly signed by the Parties shall form part of this Agreement and have the same legal effect as this Agreement.

At any time after the signature of this Agreement, if the equity interest in Party C held by Party B changes, the Parties agree to amend and restate this Agreement so that the rights of Party A hereunder shall not be adversely affected in any respect.

8.4	Language

This Agreement is written in Chinese and Party A shall keep the original paper. The scanned electronic copy of the original one shall have the same legal effect as the copy is sent by email by the personnel designated by party A.

8.5	Day and Working Day

“Days” referred to herein shall be calendar days. “Working days” referred to herein shall be Mondays to Fridays.

8.6	Headings

The headings of this Agreement are for the ease of reference only and shall not be used for the interpretation of this Agreement.

8.7	Unresolved Matters

The matters not provided hereunder shall be settled by the Parties through consultations in accordance with the laws of the People’s Republic of China.

[no text below]

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party A: Beijing Co Wheels Technology Co., Ltd. (seal)
Authorized Representative:	/s/ Li Xiang
(Company seal: /s/ Beijing Co Wheels Technology Co., Ltd.)

Party B:	/s/ LI Xiang

Party B:	/s/SHEN Yanan

Party B:	/s/LI Tie

Party C: Beijing CHJ Information Technology Co., Ltd. (seal)
Authorized Representative:	/s/ Li Xiang
(Company seal: /s/ Beijing CHJ Information Technology Co., Ltd.)

Attachment 1: Shareholding of Party C

No.	Name of Shareholder	Equity Proportion	Registered Capital in RMB
1.	Li Xiang	90.27%	266,715,065
2.	Shen Yanan	5.08%	15,000,000
3.	Li Tie	4.65%	13,749,341

Attachment 2: Equity Transfer Agreement

Equity Transfer Agreement

This Equity Transfer Agreement (this “Agreement”) is entered into by and among the following parties on          in Beijing:

Party A: Beijing Co Wheels Technology Co., Ltd.

Address: Room 103, Building 1, No. 4 Yard, Hengxing Road, Gaoliying Town, Shunyi District, Beijing (Science and Technology Innovation Functional Zone)

Party B: Please refer to the name list attached hereto as Attachment A.

Party C: Beijing CHJ Information Technology Co., Ltd. (“CHJ”)

Address: Room 101, Building 1, No. 4 Yard, Hengxing Road, Gaoliying Town, Shunyi District, Beijing (Science and Technology Innovation Functional Zone)

In this Agreement, Party A, Party B and Party C shall be individually referred to as a “Party” and collectively as the “Parties”.

Whereas:

1.	Party A is a wholly foreign owned enterprise established and existing in the People’s Republic of China (hereinafter referred to as “PRC”);

2.	Party C is a wholly domestic company registered in Beijing, PRC. Currently, Party B holds 100% of the equity interest in Party C (hereinafter referred to as “Relevant Equity Interest”); and

3.

Party B wishes to comply with the relevant provisions of the Equity Option Agreement signed by it on ______, 2021 with Party A to transfer all or part of equity interest in Party C held by it to Party A and/or the third party designated by Party A at the time of the exercise of the option by Party A and/or the third party designated by Party A, and Party A and/or the third party designated by Party A agrees to acquire such equity interest (hereinafter referred to as “Equity Transfer”).

Therefore, the Parties reached the following agreement through negotiations:

1.	Equity Transfer

1.1

Party B agrees to transfer the Relevant Equity Interest to Party A with each of the Party B transferring the all of the registered capital as set forth in the Attachment A. Party A agrees to accept such transfer. After the closing of the transfer, Party A is to hold a 100% equity stake in Party B.

1.2	As the consideration for the equity transfer, Party A shall pay each of the Party B the number of RMB Yuan setting forth in the Attachment A pursuant to Article A.

1.3

Party B agrees to the Equity Transfer under this Article, and is willing to and shall procure the other shareholders (other than Party B) of Party C to be willing to sign necessary documents including resolutions of shareholders’ meeting and letters on waiver of preemptive right to acquire the Relevant Equity Interest in respect thereof and assist in completing other necessary formalities for the Equity Transfer.

1.4

Party B and Party C shall be jointly and separately responsible for taking necessary actions, including but not limited to signing this Agreement, adopting the resolutions of shareholders’ meeting and the amendments to the articles of association etc., in order to achieve the transfer of equity interest from Party B to Party A, and responsible for completing all governmental approval or industrial and commercial registration

1

formalities within ten working days from the sending of the notice of exercise by Party A in accordance with the provisions of the Equity Option Agreement to make Party A become the registered owner of such equity interest in the register.

2.	Payment of Transfer Price

2.1    Party A shall, within five business days of execution of this Agreement, pay the number of the RMB Yuan to each of the Party B as set forth in the Attachment A.

2.2	Party B shall issue proper receipt of payment to Party A within five working days from the receipt of each payment referred to in Article 2.1.

3.	Representations and Warranties

3.1	Each Party hereto represents and warrants as follows:

(a)

such Party is a duly established and existing company or an individual with full civil capacity and has complete powers and abilities to sign and perform this Agreement and other documents necessary for effecting the purpose of this Agreement and other documents relating to this Agreement;

(b)

such Party has taken or will take all necessary actions in order to properly and validly authorize the execution, delivery and performance of this Agreement and all other relevant documents relating to the transaction hereunder, and such execution, delivery and performance will not violate any of the relevant laws, regulations and governmental rules or infringe on the legal rights and interests of any third party.

3.2	Party B and Party C jointly and separately represent and warrant to Party A as follows:

(a)

Party B currently legally and validly holds 100% of the equity interest in Party C and the acquiring and holding of such equity interest by Party B do not violate any laws, regulations or governmental decisions or infringe on the interests and rights of any third party;

(b)

Party C is a limited liability company duly established and validly existing under the PRC law and it has complete capacity of right and capacity of act and has the right to possess, dispose of and operate its assets and business and carry out the business which it is operating or plans to operate. Party C has obtained all licenses, certificates or other governmental approval, permission, registration formalities to engage in all of the businesses set out in its business license;

(c)	Since its establishment, Party C has never had any act violating relevant laws, regulations or governmental rules;

(d)	There is no security interest or any other third party right on the equity interest in Party C held by Party B;

(e)	They have not omitted to provide Party A with any documents or information in relation to Party C or its business, which may affect the decision of Party A to enter into this Agreement;

(f)

Before the completion of the Equity Transfer, they will not authorize or cause the issuance of, or undertake to issue, new equity interest other than the equity interest already issued on the signature date hereof in any form of act or omission or change the structure of the registered capital or the structure of the shareholders of Party C in any form.

4.	Effectiveness and Valid Term

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This Agreement is signed on the date first set forth above and becomes effective at the same time.

5.	Dispute Resolution

If any dispute arises between the Parties with respect to the interpretation and performance of the terms hereunder, the Parties shall settle such dispute through friendly consultations. In case no settlement can be reached within 30 days from the request to settle the dispute through consultations raised by any Party, any Party may submit the relevant dispute to China International Economic and Trade Arbitration Commission (Beijing) for arbitration in accordance with its current Arbitration Rules. The place of arbitration shall be Beijing and the language to be used in the arbitration shall be Chinese. The arbitration award shall be final and binding on the Parties.

6.	Governing Law

The effectiveness, interpretation and enforcement of this Agreement shall be governed by the PRC law.

7.	Amendment and Supplement to Agreement

Any amendment and supplement to this Agreement shall be made by the Parties in writing. The amendment and supplement to this Agreement which have been duly signed by the Parties shall form part of this Agreement and have the same legal effect as this Agreement.

8.	Severability of Agreement

If any provision hereunder is invalid or unenforceable due to inconsistency with relevant law, such provision shall be invalid or unenforceable only within the scope of the relevant law, and shall not affect the legal force of other provisions of this Agreement.

9.	Attachments to Agreement

Any attachment hereto shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

10.	Miscellaneous

10.1

This Agreement is written in Chinese and Party A shall keep the original paper. The scanned electronic copy of the original one shall have the same legal effect as the copy is sent by email by the personnel designated by party A.

10.2

If Party A designates any third party to exercise the option, references to Party A under this Equity Transfer Agreement shall mean Party A and/or the third party designated by Party A as the case may be.

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Attachment A: Share Transfer Particulars

No.	Name of Shareholder	Equity Proportion	Registered Capital in RMB
1.	Li Xiang	90.27%	266,715,065
2.	Shen Yanan	5.08%	15,000,000
3.	Li Tie	4.65%	13,749,341

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